Exhibit 14.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Registration Statements on Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399, 333-167144, 333-187384, 333-194483) and in the related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Share Option Plan of Pointer Telocation Ltd., and ot the incorporation by reference therein of our report dated March 27, 2014 with respect to the consolidated financial statements of Pointer Telocation Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost, Forer, Gabbay & Kasierer
March 27, 2014	A Member of Ernst & Young Global